EXHIBIT 99

15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
  PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports First Quarter 2007 Earnings
MIDDLEFIELD, OHIO, April 26, 2007 ◆◆◆◆ Middlefield Banc Corp. (Pink Sheets: MBCN) today announced first quarter 2007 net income of $752,000, a decline of 8.0% from the $818,000 reported for the first quarter of 2006. Diluted earnings per share were $0.52, down 8.4% from first quarter 2006 earnings of $0.57 per share.
“We had anticipated that earnings would be lower than last year in the first quarter,” commented President and Chief Executive Officer Thomas G. Caldwell. “The reduction in our net interest margin was the primary factor in the decline and was directly the result of strong pricing competition, higher deposit costs, and a general slowdown in economic activity.”
Mr. Caldwell continued, “Our net income has also been impacted by anticipated increases in non-interest expenses. The first three months of 2007 marked the first full quarter of operation for our Newbury banking center, as well as our Cortland loan production office. Although having a negative earnings impact, we are pleased that these facilities have broadened the coverage of our market.”
The company’s total assets ended the first quarter of 2007 at $357.2 million, an increase of 14.3% over the $340.9 million in total assets reported at December 31, 2006. Net loans at March 31, 2007, were $252.0 million, up $5.6 million, or 2.3%, over the $246.3 million reported at December 31, 2006. Total deposits at March 31, 2007, were $287.5 million, or 6.1% greater than the deposit level of $271.1 million at December 31, 2006.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the first quarter of 2007 were 9.98% and 0.87%, respectively. The comparable results for the first quarter of 2006 were 11.79% and 1.05%.
Highlights for the first quarter of 2007 include:

•	Net interest income was $2.61 million, a decrease of 2.8% from the $2.69 million reported for the comparable period of 2006. The net interest margin was 3.46% for the first quarter of 2007, down from the 3.89% reported for the first quarter of 2006. The decline is primarily attributable to higher deposit costs associated with the current interest rate environment. Deposit growth at the bank has primarily been in products such as time deposits and money market accounts, which generally higher interest costs than other deposit alternatives. The bank offered a special money market promotion during the first quarter of 2007, which was tied to the grand opening of the Newbury banking office.

•	Non-interest income increased $72,000 for the three-month period of 2007over the comparable 2006 period. This increase of 13.1% was primarily the result of higher service charge revenue associated with an increase in the number of deposit accounts, expanded ATM/Debit card usage, and an increase in revenue from investment services. Earnings on bank-owned life insurance was $19,000 higher during the first quarter of 2007 than the same period of 2006.

•	Non-interest expense for the first quarter of 2007 was 11.7%, or $238,000, higher than the first quarter of 2006. Increases in salary and employee benefits of $110,000, occupancy expense of $15,000, and equipment expense of $30,000, were largely attributable to the opening of the Newbury banking office and the Cortland loan production office. Other expense items contributing to the increase were franchise tax, certain maintenance contracts, and increased ATM costs.

•	Total deposit growth for the first quarter of 2007 was $16.5 million. With promotional efforts directed to the bank’s money market account, deposits in those accounts increased $11.6 million, while time deposits increased $5.6 million and interest-bearing deposit accounts grew $1.5 million. Offsetting this growth were declines in non-interest bearing deposits of $1.6 million and savings accounts of $0.6 million. Net loans at March 31, 2007, stood at $252.0 million, reflecting an increase of $5.6 million for the quarter. Increases were seen in all loan categories with the exception of installment loans.

•	Provision for loan losses was $45,000 for the 2007 first quarter, which was in line with the company’s plan. While lower than the $75,000 provision during the first quarter of 2006, this amount was in keeping with the company’s intention to reduce the unallocated portion of its loan loss reserve. The provision is maintained at a level to absorb management’s estimate of probable inherent credit losses within the bank’s loan portfolio. At March 31, 2007, the allowance for loan losses as a percentage of total loans was 1.09%, which was down from the 1.22% reported at March 31, 2006. The ratio of non-performing loans to total loans stood at 0.67% at March 31, 2007. This was a reduction of 23.0% from the March 31, 2006 ratio of 0.87%.

•	Stockholders’ equity at March 31, 2007, was $31.1 million, or 8.71% of total assets. Book value as of March 31, 2007 was $21.76. This was an increase of $2.16 over the March 31, 2006 book value.

•	In the first quarter of 2007, Middlefield paid a cash dividend of $0.24 per share. This represents an increase of 7.1% over the cash dividend paid during the first quarter of 2006. The 2006 cash dividend amount has been adjusted to reflect the 5% stock dividend paid by the company during the fourth quarter of 2006.
“Although our earnings results are not in line with what we have historically reported, they do exceed our plan for the first quarter of 2007, “ commented Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp. “The continued nature of the yield curve, as well as market pricing, has worked to compress our net interest margin. The additional overhead associated with our expansion is integral to our long-term growth efforts and is, we believe, within reasonable expectations.”
“Our anticipation is that these factors will continue to impact our earnings level as we move further into 2007,” Stacy continued. “We remain committed, however, to the short-term expense necessary to provide long-term reward for our shareholders.”
Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, Newbury, and Orwell, as well as a loan production office in Cortland, Ohio. On April 19, 2007, Middlefield Banc Corp. completed its acquisition of Emerald Bank, headquartered in Dublin, Ohio. Further information is available at www.middlefieldbank.com.
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.
MIDDLEFIELD BANC CORP.
CONSOLIDATED BALANCE SHEET

	March 31,	December 31
	2007	2006
ASSETS
Cash and due from banks	$6,811,047	$6,893,148
Federal funds sold	8,200,000	6,200,000
Interest-bearing deposits in other institutions	552,487	546,454

Cash and cash equivalents	15,563,534	13,639,602
Investment securities available for sale	70,619,693	63,048,135
Investment securities held to maturity (estimated market value of $127,663 and $134,306)	119,899	125,853
Loans	254,776,398	249,190,534
Less allowance for loan losses	2,787,810	2,848,887

Net loans	251,988,588	246,341,647
Premises and equipment	6,688,641	6,742,465
Bank-owned life insurance	6,944,822	6,872,743
Accrued interest and other assets	5,278,668	4,081,259

	March 31,	December 31
	2007	2006
TOTAL ASSETS	$357,203,845	$340,851,704

LIABILITIES
Deposits:
Noninterest-bearing demand	$39,375,477	$41,002,573
Interest-bearing demand	13,241,825	11,724,173
Money market	26,306,872	14,738,767
Savings	53,622,139	54,246,499
Time	154,979,513	149,338,181

Total deposits	287,525,826	271,050,193
Short-term borrowings	2,265,357	1,609,738
Federal funds purchased	—	—
Other borrowings	34,793,179	36,112,738
Accrued interest and other liabilities	1,499,115	1,615,101

TOTAL LIABILITIES	326,083,477	310,387,770

STOCKHOLDERS’ EQUITY
Common stock, no par value; 10,000,000 shares authorized, 1,525,324 and 1,519,887 shares issued	19,712,463	19,507,257
Retained earnings	15,108,995	14,685,971
Accumulated other comprehensive income	(492,783)	(520,987)
Treasury stock, at cost; 95,080 shares in 2007 and in 2006	(3,208,307)	(3,208,307)

TOTAL STOCKHOLDERS’ EQUITY	31,120,368	30,463,934

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$357,203,845	$340,851,704

MIDDLEFIELD BANC CORP.
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

INTEREST INCOME
Interest and fees on loans	$4,530,229	$3,985,618
Interest-bearing deposits in other institutions	55,889	3,121
Federal funds sold	131,235	3,579
Investment securities:
Taxable interest	266,114	305,970
Tax-exempt interest	382,785	245,151
Dividends on FHLB stock	25,495	17,197

Total interest income	5,391,747	4,560,636

	Three Months Ended
	March 31,
	2007	2006
INTEREST EXPENSE
Deposits	2,314,671	1,540,862
Short term borrowings	152,292	60,823
Other borrowings	312,335	272,974

Total interest expense	2,779,298	1,874,659

NET INTEREST INCOME	2,612,449	2,685,977

Provision for loan losses	45,000	75,000

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	2,567,449	2,610,977

NONINTEREST INCOME
Service charges on deposit accounts	451,947	412,842
Investment securities losses, net	—	(5,868)
Earnings on bank-owned life insurance	72,079	53,222
Other income	97,602	90,130

Total noninterest income	621,628	550,326

NONINTEREST EXPENSE
Salaries and employee benefits	1,104,908	994,944
Occupancy expense	169,230	154,303
Equipment expense	121,791	92,213
Data processing costs	151,248	178,507
Ohio state franchise tax	96,000	90,000
Other expense	630,525	525,764

Total noninterest expense	2,273,702	2,035,731

Income before income taxes	915,375	1,125,572
Income taxes	163,000	308,000

NET INCOME	$752,375	$817,572

EARNINGS PER SHARE
Basic	$0.53	$0.58
Diluted	0.52	0.57

DIVIDENDS DECLARED PER SHARE	$0.240	$0.224

MIDDLEFIELD BANC CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION

	For the Three Months Ended March 31,
	2007	2006	% Change

Per share (1)
Earnings per common share — Basic	$0.53	$0.58	-8.40%
Earnings per common share — Diluted	0.52	0.57	-8.39%
Cash dividends paid	0.24	0.22	7.14%
Book value (end of period)	21.76	19.60	10.99%

Shares Outstanding
Average — Basic	1,426,111	1,419,305	0.48%
Average — Diluted	1,447,534	1,440,771	0.47%
Actual (end of period)	1,430,244	1,422,729	0.53%

Key performance ratios
Return on average assets	0.87%	1.05%	-16.97%
Return on average equity	9.98%	11.79%	-15.37%
Net interest margin	3.46%	3.89%	-10.98%
Yield on earning assets	6.89%	6.49%	6.25%
Efficiency ratio	66.28%	61.34%	8.06%
Net charge-offs to average loans (actual for the period)	0.04%	0.01%	0.00%
Net charge-offs to average loans (annualized)	0.17%	0.05%	0.00%
Total allowance for loan losses to nonperforming loans	162.95%	140.40%	16.06%
Nonperforming loans to total loans	0.67%	0.87%	-23.02%
Total allowance for loan losses to total loans	1.09%	1.22%	-10.66%
Equity to assets at period end	8.71%	8.92%	-2.37%

At period end (in 000s)
Total assets	$357,204	$312,577	14.28%
Total deposits	287,526	254,268	13.08%
Net loans receivable	251,989	232,895	8.20%
Securities	70,740	56,104	26.09%
Shareholders equity	31,120	27,892	11.57%

(1)	Per share data has been restated to reflect the five percent stock dividend paid in 2006.

MIDDLEFIELD BANC CORP.
SUPPLEMENTAL DETAIL
CHARGE-OFFS

	For the Three Months
	Ended March 31,
	2007	2006

Loan charge-offs	$113	$32
Recoveries on loans	7	4
Net loan charge-offs	106	28